For Immediate Release

Millstream Ventures Announces Name Change to American Sands Energy Corporation

SALT LAKE CITY, UTAH. November 21, 2011 –Millstream Ventures, Inc. (OTC: MVNTD.OB) (the “Company”) announced today that it has changed its name to American Sands Energy Corporation (“American Sands”) to better reflect its corporate strategy to acquire oil sands properties in the Western United States and develop commercial operations to mine oil sands and separate the oil products from the sand.   Previously, the Company acquired GreenRiver Resources Corp., a privately-held company that controls approximately 1800 acres of oil sands property in Carbon County, Utah.  Through the GreenRiver acquisition, the Company also acquired exclusive use in Utah of a proprietary process for extracting bitumen from oil sands that uses no water, produces clean sand and bitumen, and that uses a fraction of the heat typically required for extracting fuels from oil sands.

William Gibbs, American Sands President, stated, “We believe this name change signifies our commitment to building a 21st Century energy company dedicated to helping the United States achieve energy independence while introducing new, low-impact technologies that we believe will allow American Sands to be a leader in environmental stewardship in the North American oil sands industry.”

The Company also announced that effective November 4, 2011 it has completed a one for two (1:2) reverse stock split in conjunction with its overall corporate finance strategy to access capital markets to fund the Company’s development.   The principal effect of the reverse stock split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 44,104,325 shares as of September 16, 2011, to approximately 22,052,163 shares.  The Company also completed a reincorporation in Delaware.

About American Sands Energy Corporation

American Sands Energy Corporation (OTC: MVNTD.OB; formerly Millstream Ventures, Inc.), is a development stage Delaware company with primary operations in Utah.  The Company has acquired rights to oil sand ore covering approximately 2,000 acres of prime oil sand deposits in the Sunnyside area of Utah.  The Company has licensed proprietary extraction technology for a bitumen and hydrocarbon extraction process that the Company believes separates oil and other hydrocarbons from sand, dirt and other substances on a 99% efficiency basis, without creating tailing ponds and other environmental hazards.

This release contains forward-looking statements regarding American Sands Energy Corporation future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  American Sands Energy Corporation undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

William Gibbs
Chief Executive Officer
Telephone: (801) 277-7888
Email:  wgibbs@americansandsenergy.com

American Sands Energy Corporation
4760 S. Highland Drive
Suite 341
Salt Lake City, UT  84117
(801) 277-7888
www.americansandsenergy.com

SOURCE: American Sands Energy Corporation